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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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11/08/2001                                              WILLIAMS ENERGY PARTNERS

     WILLIAMS ENERGY PARTNERS L.P. PURCHASES LOUISIANA CRUDE OIL FACILITIES

TULSA -- Williams Energy Partners L.P. (NYSE: WEG) has purchased the crude oil storage and distribution assets of Geonet Gathering, Inc., for $20 million. The transaction became effective Oct. 31.

The transaction is expected to be 7 cents to 9 cents per unit accretive to cash flow on an annualized basis and will be backed by a nine-year, 100 percent utilization agreement with Williams' (NYSE:WMB) energy marketing and trading unit.

Geonet is a privately-held Texas corporation that provides crude oil gathering, storage and distribution along the intracoastal waterway in southern Louisiana.

The partnership's purchase covers three pipelines in Louisiana's Terrebonne Parish that have a combined capacity to distribute up to 60,000 barrels per day of crude oil from a storage facility into pipeline interconnects. The acquisition also includes long-term lease agreements for 56,000 barrels of crude oil storage, two barge docks and a truck loading rack.

Phil Wright, president of Williams Energy Partners L.P. said, "This acquisition represents another example of how we can work with our general partner, Williams, to grow long-term, stable cash flows while minimizing the partnership's exposure to commodity prices."

Including the Geonet facilities, Williams Energy Partners has a total of five marine terminals. The partnership already has marine facilities in New Haven, Conn., Galena Park, Texas, Corpus Christi, Texas, and Marrero, La.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such



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uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission.


Contact Information:

Kelly Swan, Media Relations            Paula Farrell, Investor Relations
(918) 573-6932                         (918) 573-9233
kelly.swan@williams.com                paula.farrell@williams.com